Exhibit 10.1

[COMPANY LETTERHEAD]

March 21, 2006

Gregory M. Ayers

7657 Via Vivaldi

San Diego, CA 92127

Re: Employment Agreement

Dear Greg:

As you know, you and CryoCor, Inc. (“CryoCor”) entered into a Fourth Amended And Restated Executive Employment Agreement on November 30, 2002, which was amended June 30, 2004 (collectively the “Agreement”). The purpose of this letter is to set forth an additional amendment to the Agreement, the terms of which are set forth below. Except as specifically amended by this letter, the terms of the Agreement shall remain in full force and effect. You will continue to serve as a Class III Director of CryoCor until your resignation, non-election or removal by CryoCor’s stockholders from that position, regardless of whether you also continue to serve as a CryoCor employee. You and CryoCor acknowledge and agree that, under current Delaware law and CryoCor’s current certificate of incorporation, CryoCor’s Directors may only be removed as such by CryoCor’s stockholders for cause.

1. Section 2.1 is amended and restated as follows: “Subject to the provisions hereof, Ayers is a full-time at-will employee of CryoCor and shall report to Dr. Edward F. Brennan in Dr. Brennan’s capacity as an officer of CryoCor and/or representative of CryoCor’s Board of Directors and shall have duties and responsibilities in connection with the management of CryoCor’s medical affairs or clinical trials assigned by Dr. Brennan. CryoCor reserves the right to modify Ayers’ position or duties at any time in its sole and absolute discretion, provided that Ayers continues to report to Dr. Brennan and Ayers’ duties continue to involve the management of CryoCor’s medical affairs or clinical trials.”

2. Section 2.2 is amended and restated as follows: “During Ayers’ employment by CryoCor, Ayers shall devote Ayers’ full business energies, interest, abilities and productive time, during normal business hours, to the proper and efficient performance of Ayers’ duties under this Agreement. Notwithstanding the foregoing, Ayers may serve on the board of directors of no more than two other companies in addition to serving on CryoCor’s Board of Directors.”

3. Section 3 of the Agreement is amended and restated as follows: “Unless extended by mutual agreement of Ayers and CryoCor in a writing signed by Ayers and, on behalf of CryoCor, by an officer, director or employee authorized to do so by CryoCor’s Board of Directors, this Agreement shall expire on August 31, 2006 and Ayers’ employment with CryoCor will terminate at that time. Nothing in this paragraph shall alter the at-will status of Ayers’ employment.”

4. Section 4.2(a) of the Agreement is amended and restated as follows: “(a) Ayers has previously been granted (i) incentive stock options to purchase (A) 7,526 shares of CryoCor common stock (“Common Stock”) under CryoCor, Inc.’s 2000 Stock Option Plan (the “Plan”) at an exercise price equal to $13.02 per share, subject to the terms of the option agreement related thereto (the “First Option”), (B) 12,388 shares of Common Stock under the Plan at an exercise price equal to $8.37 per share, subject to the terms of the option agreement related thereto (the “Second Option”), (C) 48,054 shares of Common Stock under the Plan at an exercise price equal to $0.62 per share, subject to the terms of an option agreement related thereto (the “Third Option”) and (D) 161,290 shares of Common Stock under the Plan at an exercise price equal to $0.62 per share, subject to the terms of an option agreement related thereto (the “Fourth Option”) and (ii) a nonqualified stock option to purchase 123,039 shares of Common Stock under the Plan at an exercise price equal to $0.62 per share, subject to the terms of an option agreement related thereto (the “Fifth Option” and together with the First Option, Second Option, Third Option and Fourth Option, the “Options”). The First Option and Second Option have been adjusted to reflect the 1 for 3 reverse stock split of CryoCor’s capital stock effected on September 26, 2002 and all of the Options have been adjusted to reflect the 1 for 31 reverse stock split of CryoCor’s capital stock effected on July 6, 2005.”

5. Sections 5.5, 5.6 and 6.2 of the Agreement and Exhibit B of the Agreement, and references thereto in the Agreement, are hereby deleted in their entirety.

6. The first paragraph of Section 7.2 of the Agreement is amended and restated as follows: “CryoCor may terminate Ayers’ employment without Cause at any time with written notice. In the event of such termination, Ayers will receive the “Separation Package” described in subsection 7.2(a) below, provided that Ayers complies with the conditions set forth in 7.2(b) below. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination of employment; provided Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto, as modified pursuant to the terms of this Agreement.”

7. Section 7.2(a) is amended and restated as follows: “The Separation Package shall consist of $450,000, provided that the foregoing payment shall be subject to standard deductions and withholdings and payable in equal installments over twelve months in accordance with CryoCor’s regular payroll cycle. Notwithstanding the foregoing, but subject to the immediately succeeding sentence, the timing for payment of all or any portion of the Separation Package, or any other payment required under this Agreement, may be delayed at CryoCor’s discretion to the minimum extent necessary (but not to exceed six months) (any such delay, an “Applicable Delay”) so that such payment or payments are not subject to Section 409A(a)(1) of the Internal Revenue Code of 1986, as amended, by reason of a failure to comply with Section 409A(a)(2)(B)(i). In the event of any Applicable Delay, Ayers shall receive, at the time he first receives all or any portion of any payment or payments subject to an Applicable Delay (the “Delayed Payment Receipt Time”), an amount equal to the applicable payment or payments due at the Delayed Payment Receipt Time plus all other applicable payments he would have otherwise already received prior to the Delayed Payment Receipt Time but for the Applicable Delay, and thereafter shall receive any remaining applicable payment or payments that are part of the payment or payments subject to the Applicable Delay but due after the Delayed Payment Receipt Time in equal installments over the remainder of the applicable twelve-month period in accordance with CryoCor’s regular payroll cycle, subject, in each case, to standard deductions and withholdings. For purposes of clarity and by way of example, in the event that (a) Ayers becomes entitled to receive the Separation Package pursuant to Section 7.5 on August 31, 2006 and (b) CryoCor determines to delay the first six months of payments of the Separation Package until six months after August 31, 2006 pursuant to the second preceding sentence, at the end of such six-month period Ayers shall receive, at the time of CryoCor’s next payment to its employees under its regular payroll cycle, payments in an amount equal to the first six months of payments of the Separation Package plus any other portion of the Separation Package due at such time, and thereafter shall receive the remainder of the Separation Package in equal installments over the remainder of the applicable twelve-month period, subject, in each case, to standard deductions and withholdings. Ayers agrees that the severance payments may be reduced by CryoCor to fulfill any outstanding payments or debts due and owing by Ayers to CryoCor following written notice of its intent to make such deductions.”

8. Section 7.5 of the Agreement is amended and restated to add the following sentences to its end: “If this Agreement expires without having been extended by mutual written agreement of Ayers and CryoCor pursuant to Section 3 and Ayers’ employment with CryoCor is thereby terminated, Ayers will be entitled to receive the Separation Package described in subsection 7.2(a) above, provided that Ayers complies with all of the conditions in subsection 7.2(b) above. All other CryoCor obligations to Ayers pursuant to this Agreement will become automatically terminated and completely extinguished as of such termination of employment.”

9. Section 7.6(a) of the Agreement is amended and restated as follows: “(a) Change of Control Separation Package. If Ayers’ employment is terminated by CryoCor or its successor within twelve (12) months after a Change in Control (as that term is defined below), other than for Cause (as defined in subsection 7.1 above), or Ayers resigns for Good Reason (as defined in subsection 7.3 above), Ayers shall be entitled to receive the following “Change of Control Separation Package,” provided that Ayers complies with all the conditions described in subsection 7.2(b) above: a severance payment equal to $450,000, subject to standard deductions and withholdings and payable in equal installments over twelve months in accordance with CryoCor’s regular payroll cycle; and (ii) all unvested shares under the Options shall automatically vest and/or thereafter be subject to no repurchase rights of CryoCor. Ayers agrees that the severance payments may be reduced by CryoCor to fulfill any outstanding payments or debts due and owing by Ayers to CryoCor following written notice of its intent to make such deductions.”

10. Section 7.7 of the Agreement, and references thereto in the Agreement, are hereby deleted in their entirety.

11. By signing this letter amendment you agree and understand that in the event your employment is terminated, whether by expiration of this Agreement or otherwise, and notwithstanding anything to the contrary in CryoCor’s 2000 Stock Option Plan (the “Plan”) or CryoCor’s 2005 Equity Incentive Plan (the “2005 Plan”) or any option (including the Options) granted thereunder, the vesting of any option (including the Options) you hold to purchase CryoCor stock shall continue only for up to one year from the date of termination of your employment with CryoCor and only for so long during such one-year period as you continue to serve on CryoCor’s Board of Directors. You agree and understand that (a) in the event your employment with CryoCor is terminated, whether by expiration of this Agreement or otherwise, any subsequent service to CryoCor as a director shall only constitute (i) “Continuous Service” for purposes of and within the meaning of the 2005 Plan or any options (including the Options) you hold under the 2005 Plan for up to one year from the date of termination of your employment with CryoCor, and only for so long during such one-year period as you continue to serve CryoCor as a director, or (ii) ”Service” for purposes of and within the meaning of the Plan or any options (including the Options) you hold under the Plan for up to one year from the date of termination of your employment with CryoCor, and only for so long during such one-year period as you continue to serve CryoCor as a director, and (b) your “Continuous Service” and “Service,” as applicable, shall be deemed to have been terminated upon the termination of your employment with CryoCor if you no longer serve on CryoCor’s Board of Directors at the time of such termination or, if you do continue to serve on CryoCor’s Board of Directors at the time of termination of your employment with CryoCor, upon the earlier of (i) one year from the date of termination of your employment with CryoCor or (ii) the date during such one-year period upon which you cease to be a member of CryoCor’s Board of Directors. You agree and understand that all of your options to purchase CryoCor stock (including the Options) shall be deemed amended to provide for the foregoing. In addition, all references in the Agreement to “provided further that Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto” and similar language shall be amended and restated to “provided further that Ayers shall have rights with respect to the Options as provided in the respective option agreements related thereto, as modified pursuant to the terms of this Agreement.” Notwithstanding the foregoing, this paragraph shall not apply to any option granted to you, if any, as a non-employee director of CryoCor pursuant to CryoCor’s 2005 Non-Employee Directors’ Stock Option Plan.

12. By signing this letter amendment, you agree and consent that no change effected by this letter amendment shall constitute Good Reason under the Agreement.

Please signify your agreement to the foregoing amendment by signing as indicated below and returning your signature to me by no later than the close of business March 22, 2006.

Sincerely, CRYOCOR, INC.

/s/ Kurt C. Wheeler
Kurt C. Wheeler
Chairman

In witness hereof, the parties have executed this amendment on the day and year indicated below.

I have read and agree and consent to the foregoing amendment.

GREGORY M. AYERS

Dated: 3/21/06	/s/ Gregory M. Ayers

CRYOCOR, INC.

Dated: 3/21/06	By:	/s/ Kurt C. Wheeler
Kurt C. Wheeler
Chairman